ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Michael Cimini / Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1233 / (212) 896-1250
David Chymiak (9l8) 25l-2887	mcimini@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Reports Third Quarter Results
For Fiscal 2006

BROKEN ARROW, Oklahoma, August 7, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced financial results for its fiscal 2006 third quarter ended June 30, 2006.

Revenue for the third quarter of fiscal year 2006 increased 9% to $13.2 million from $12.1 million in the third quarter of 2005. During the quarter, gross profit was $4.2 million, or 32% of total revenue, consistent with $4.3 million, or 35% of total revenue, in the third quarter last year. Net income attributable to common stockholders in the third quarter of 2006 was $1.1 million, or $0.11 per diluted share, compared to $1.2 or, $0.12 per diluted share in the year-earlier period.

For the nine months ended June 30, 2006, revenue totaled $40.3 million compared to $34.2 million in the same period last year, an increase of 18%. During the first nine months gross profit increased to $13.4 million, or 33% of total revenue, from $11.8 million, or 35% of total revenue, in the same period of fiscal 2005.

For the nine months ended June 30, 2006, net income attributable to common stockholders was $3.5 million or $0.35 per diluted share compared to net income of $3.4 million or $0.34 per diluted share for the same period of the prior year. Net income for the prior year did not include the effect of a new accounting requirement for the expensing of stock option grants totaling $93,274 as well as incremental costs related to increasing the bad debt reserve, increased professional fees associated with changing our independent accountants and the recruitment of a new chief financial officer, totaling approximately $220,000.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “We are pleased with the sustained growth in revenue during the third quarter. We continue to experience increasing demand for our new product offerings, along with steady sales of our refurbished products. Throughout the quarter we experienced rising demand in our repair services business. This rising repair demand includes results from the expansion of our wholly owned Tulsat subsidiary’s service agreement with Scientific Atlanta to add Prisma ITM optics to the list of equipment the Company is authorized to repair. This agreement was in combination with the renewal of Tulsat’s third-party service agreement with Scientific Atlanta through 2008.”

David Chymiak, ADDvantage Technologies Group Chairman of the Board, commented, “Recently, we announced the acquisition of the business and certain assets of Broadband Remarketing International (BRI), a premium remarketing company offering material management services, new and refurbished in-stock consignment inventory, and ‘certified destruction services’ to cable operators in the Northeast. It’s anticipated BRI will have cross-selling opportunities with our extensive client base of approximately 2,000 cable television system operators to sell refurbished digital converter boxes and modems which should increase our revenues and profits as we expand on these product offerings.

David Chymiak concluded, “We are pleased by the solid relationship we have maintained with Scientific-Atlanta as a trusted Value Added Reseller following their merger with Cisco Systems, Inc. Our performance during the first nine months of fiscal 2006 has been steady and, based on the current business trends we are seeing, we remain optimistic heading into fiscal 2007. We continue to experience heightened demand from our clients as they expand their services and compete to offer CATV customers ‘Triple Play’ transmission services, including data, voice and video. While the telecoms and cable broadcasters compete, the CATV equipment makers and distributors, such as ourselves, are positioned to service both sides’ needs. Additionally, we will continue to seek strategic acquisitions that provide incremental growth opportunities and strengthen our one-stop-shop solution.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Tulsat-Pennsylvania. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Revenues	13,199,459	12,093,891	40,372,227	34,249,902

Operating Income	2,153,526	2,562,093	6,819,967	6,925,209

Net income	1,342,699	1,446,426	4,161,091	4,049,351

Net income attributable
to common stockholders	$1,132,699	$1,236,426	$3,531,091	$3,419,351

Earnings per share:
Basic	$0.11	$0.12	$0.35	$0.34
Diluted	$0.11	$0.12	$0.35	$0.34

Shares used in per share calculation
Basic	10,171,534	10,070,172	10,125,992	10,065,685
Diluted	10,206,152	10,097,155	10,174,415	10,109,744

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